EXHIBIT 3.2

AMENDMENT TO THE AMENDED AND RESTATED BYLAWS

OF

INLAND AMERICAN REAL ESTATE TRUST, INC.

Section 1 of Article VII of the Amended and Restated Bylaws of Inland American Real Estate Trust, Inc., effective as of April 1, 2008, is hereby amended and restated as follows:

SECTION 1.

INDEMNIFICATION.  Subject to the limitations set forth in this Section 1, the corporation shall indemnify and pay, advance or reimburse reasonable expenses to any director, officer, employee and agent of the corporation (each an “Indemnified Party”) from and against any liability or loss to which the Indemnified Party may become subject or which the Indemnified Party may incur as reason of his, her or its service as a director, officer, employee or agent of the corporation.  The corporation shall not indemnify any Indemnified Party unless (i) the Indemnified Party determined in good faith that the course of conduct which caused the loss or liability was in the best interest of the corporation; (ii) the Indemnified Party was acting on behalf of or performing services on the part of the corporation; (iii) such liability or loss was not the result of gross negligence or willful misconduct by any independent director or negligence or misconduct by any other directors or officers; and (iv) the indemnification is recoverable only out of the assets of the corporation and not from the stockholders.  The corporation may, with the approval of the board of directors, provide this indemnification and advance for expenses to a person who served as predecessor of the corporation in any of the capacities described above and to any employee or agent of the corporation or a predecessor of the corporation.

The corporation shall not indemnify any director, officer, employee or agent of the corporation for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnified Party; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnified Party; or (iii) a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made and the court considering their request has been advised of the position of the Securities and Exchange Commission (the “Commission”) and the published opinions of any state securities regulatory authority in which securities of the corporation were offered and sold as to indemnification for violations of securities laws.

The corporation shall advance amounts to an Indemnified Party for legal and other expenses and costs incurred as a result of any legal action for which indemnification is being sought only in accordance with Section 2-418 of the Maryland General Corporation Law if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services by the Indemnified Party for or on behalf of the corporation; (ii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (iii) the Indemnified Party receiving such advances undertakes in writing to repay the advanced funds to the corporation, together with the applicable legal rate of interest thereon, in cases in which such party is found not to be entitled to indemnification.

Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the bylaws or the articles of incorporation inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding paragraphs with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Effective as of January 20, 2009